Exhibit 10.1

AGREEMENT ON MEMBERSHIP INTEREST ISSUANCE TO DR. PRIDGEN UNDER VIRIOS THERAPEUTICS, LLC'S OPERATING AGREEMENT

August 17, 2020

This Agreement on Membership Interest Issuance to Dr. Pridgen under Virios Therapeutics, LLC's Operating Agreement ("Agreement") is an agreement between Virios Therapeutics, LLC ("Virios" or the "Company"), and Dr. William L. Pridgen ("Pridgen") regarding the issuance of a 4.5% Membership Interest owed to Dr. Pridgen under the Company's Operating Agreement (Virios and Pridgen together as "Parties" and individually as a "Party").

WHEREAS, Section 5. l(a)(2) of the Company's Operating Agreement, as approved by the Members, provides that Dr. Pridgen is to be issued a 4.5% Membership Interest upon a successful sale or license of the Patent and upon the other terms as provided therein;

WHEREAS, pursuant to Company's Operating Agreement and the subscription agreements for the Second Offering, the Third Offering, the Fourth Offering, and the Fifth Offering, only those investors holding Membership Interests at the time of the grant of the 4.5% interest are subject to the dilution from the 4.5% issuance to Dr. Pridgen;

WHEREAS, the Company contemplates converting to a C corporation in connection with its upcoming initial public offering ("IPO"), such that the Company could not thereafter issue a Membership Interest to Dr. Pridgen, as the Company would only have on class of common stock with identical rights to all stockholders;

WHEREAS, the Parties wish to preserve the agreements among the Company and its Members with respect to the 4.5% Membership Interest to be issued to Dr. Pridgen, as described in the Operating Agreement and in the Subscription Agreements for the Second Offering, Third Offering, Fourth Offering, and Fifth Offering;

WHEREAS, subsequent to the C corporation conversion and IPO it would not be possible to effectuate the intent of the agreement and to prevent the unanticipated dilution of the investors investing in the Company's Second Offering, Third Offering, Fourth Offering, and Fifth Offering; and

WHEREAS, a current grant of the 4.5% Membership Interest to Dr. Pridgen will protect and preserve the IPO, will reduce the total dilution to the existing Company Members, and clarify the rights of the Members with respect to the issuance;

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	The recitals are incorporated into the Agreement as though setout herein.

2.	In anticipation of the upcoming IPO and conversion of the Company into a C corporation, upon execution of this Agreement between the Parties, the Company shall issue to Dr. Pridgen a 4.5% Membership Interest as required and in satisfaction of the terms under the Operating Agreement.

3.	Such issuance shall only dilute the Membership Interests outstanding at the time the Parties agreed to grant Dr. Pridgen the 4.5% Membership Interest upon a successful sale or license of the Patent (i.e., only those offerings occurring before the Second Offering in 2015).

4.	The Parties agree that such issuance was originally agreed to because Dr. Pridgen "oversold" the Company's Membership Interests, effectively diluting Dr. Pridgen by more than originally anticipated.

5.	This Agreement shall be governed by laws of the state of Alabama, without regard to conflicts of law principles requiring the application of the laws of any other state or jurisdiction. The Parties agree to submit to the jurisdiction and venue of courts located in Tuscaloosa County, Alabama for any lawsuit involving this Agreement.

6.	This Agreement may be executed and accepted in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands or caused their duly authorized representative to execute this agreement on their behalf under seal effective as of the day and date first printed above.

VIRIOS THERAPEUTICS, LLC

By:	/s/ Greg Duncan
Greg Duncan
Title: Chief Executive Officer

/s/ Dr. William L. Pridgen
Dr. William L. Pridgen, individually